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                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 4                                                    Washington, D. C. 20549

                                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940
(   ) Check here if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).
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|1 Name and Address of Reporting Person *             |2 Issuer Name and Ticker/Trading Symbol|6 Relationship of Reporting         |
|                                                     |                                       | Person(s) to Issuer                |
|  Baring               Oliver                        |Crown Resources Corporation       CRRS |       (Check All Applicable)       |
|                                                     |---------------------------------------| (   ) Director     (   ) 10% Owner |
| (Last)               (First)              (Middle)  |3 IRS Identifica-|4 Statement for      | (   ) Officer      ( X ) Other     |
|                                                     | tion Number of  | Month/Day/Year      | (Give Title below) (Specify below) |
|  Devon House 12-15 Dartmouth Street                 | Reporting       |                     |                                    |
|                    (Street 1)                       | Person, if      |     01/15/2003      | Investor                           |
|                                                     | an entity       |---------------------|------------------------------------|
|  London England SW1 H9BL                            |   (Voluntary)   |5 If Amendment,      |7 Individual or Joint/Group Filing  |
|                    (Street 2)                       |                 | Date of Original    |       (Check Applicable)           |
|                                                     |                 | (Month/Day/Year)    | Form filed by:                     |
|  London                      CO        00000        |                 |                     |  (X) One Reporting Person          |
| (City)                      (State)    (Zip)        |                 |                     |  ( ) One Reporting Person          |
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                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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|1 Title of Security             |2 Trans- |3 Trans-  |4 Securities Acquired   |5 Amount of   |6 Ownership|7 Nature of Indirect    |
|                                | action  | action   | (A) or Disposed of (D) | Securities   | Form:     | Beneficial Ownership   |
|                                | Date    | Code     |                        | Beneficially |           |                        |
|                                | mm/dd/yy| (Instr 8)| (Instructions 3, 4, 5) | Owned After  | Direct(I) |                        |
|                                |---------|----------|------------------------| Reported     |    or     |                        |
|                                |2A Deemed|      |   |           |(A)|        | Transactions |Indirect(I)|                        |
|                                |Execution| Code | V |  Amount   |or | Price  |              |           |                        |
|                                | Date    |      |   |           |(D)|        |              |           |                        |
|  (Instruction 3)               | mm/dd/yy|      |   |           |   |        |(Instrs 3, 4) | (Instr 4) |    (Instruction 4)     |
|--------------------------------|---------|------|---|-----------|---|--------|--------------|-----------|------------------------|
| Common Stock, $0.01 par value  | 01/15/03|  J   |   |    18,004 | A |   $0.35|     60,627   |     D     |                        |
|                                | 01/15/03|      |   |           |   |        |              |           |                        |
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                                                             FORM 4 (Continued)
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                            Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (Puts, Calls, Warrants, Options, Convertible Securities)
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|1 Title of  |2 Con-  |3 Trans-|4 Trans-|5 Number of      |6 Date           |7 Title and Amount|8 Price |9 Number|10 Own-|11 Nature|
| Derivative | version| action | action | Derivative      | Exercisable and | of Underlying    | of     |of Deri-|ership | of      |
| Security   | or     | Date   | Code   | Securities      | Expiration Date | Securities       | Deri-  |vative  |Form:  |Indirect |
| (Instr 3)  | Exer-  |mm/dd/yy| (Instr | Acquired (A) or |                 |                  | vative |Securi- |       |Ownership|
|            | cise   |--------|   8)   | Disposed of (D) |                 |                  |Security|ties    |Direct |         |
|            | Price  |3A      |        |(Instrs 3, 4, 5) |                 |(Instructions 3,5)|        |Owned   |(D) or |         |
|            | of     | Deemed |--------|-----------------|-----------------|------------------|        |After   |Indi-  |         |
|            | Deri-  | Execu- |    |   |        |        | Date   | Expir- |         |Amount  |        |Reported|rect(I)|         |
|            | vative | tion   |Code| V |  (A)   |  (D)   | Exer-  | ation  |  Title  |or Num- |        |Trans-  |       |         |
|            |Security| Date   |    |   |        |        | cisable| Date   |         |ber of  |(Instr  |actions |(Instr |         |
|            |        |mm/dd/yy|    |   |        |        |mm/dd/yy|mm/dd/yy|         |Shares  |   5)   |(Instr4)|   4)  |(Instr 4)|
|------------|--------|--------|----|---|--------|--------|--------|--------|---------|--------|--------|--------|-------|---------|
| NONE       |        |        |    |   |        |        |        |        |         |        |        |        |       |         |
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Explanation of Responses:



                                                                          Oliver Baring                                 Jan 15, 2003
                                                                          ____________________________________________  ____________
                                                                            **  Signature of Reporting Person               Date

*   If the form is filed by more than one reporting person, see Instruction 4(b)(v).
**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                                                    SEC 1474 (08-02)
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